Exhibit 99.1

Press Release

December 16, 2013	Contact Information:

For Immediate Release	Mark Peterson
Senior Vice President and Chief Financial Officer
414.643.3739
Rexnord Acquires Precision Gear Holdings, LLC

MILWAUKEE, WI - December 16, 2013

Rexnord (NYSE: RXN) announced today that it has acquired Precision Gear Holdings, LLC (“PGH”). PGH has two operating subsidiaries, Merit Gear LLC, located in Antigo, WI, and Precision Gear LLC, located in Twinsburg, OH. PGH employs approximately 190 associates and has annual net sales of approximately $45 million.
Merit Gear is a build-to-print manufacturer of high-quality gearing and specialized gearboxes primarily for the North American oil and gas market, along with other diversified industrial markets. “Merit’s capabilities and offering are highly complementary to our core Falk product line,” stated Dean Vlasak, Rexnord Vice President, Innovation and Energy. “This acquisition presents the opportunity to enhance the value and breadth of solutions we can bring to Rexnord and Merit customers. Moreover, Merit strengthens Rexnord’s presence in key oil and gas markets and brings strong relationships with leading OEMs and drillers.”
Precision Gear is a leading manufacturer of highly specialized gears primarily serving the aerospace market, along with various other industrial markets. “Precision Gear represents ongoing strategic investment into Rexnord’s aerospace product portfolio within its Process and Motion Control platform,” said Darryl Mayhorn, President, Rexnord Aerospace. “We are excited with this expansion of our aerospace gear manufacturing capabilities as well as the additional products and services the Precision team brings to better serve our existing customers.”

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about Rexnord can be found at
www.rexnord.com.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord as of the date of the release, and Rexnord assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in Rexnord's Form 10-K for the fiscal year ended March 31, 2013 as well as Rexnord's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.